Exhibit 10.2

BGR GROUP WASHINGTON    •LONDON

Lanny Griffith
Chief Executive Officer

March 1, 2016

Mr. Michael Barron CEO & President
X Rail Enterprises, Inc.
6650 Via Austi Parkway, Suite 140 Las Vegas, NV. 89119

Dear Michael,

We are delighted that X Rail Enterprises, Inc. has agreed to retain BGR Government Affairs, LLC. Pursuant to our discussions, please accept this letter of agreement ("Agreement") to work on your behalf.

Parties: This Agreement, effective upon execution, is made between BGR Government Affairs, LLC ("BGR") and X Rail (the "Company").

BGR Government Affairs, LLC
Founded in 1991, BGR Government Affairs, LLC (BGR) is a premier, bipartisan government relations and public affairs firm with offices in Washington, DC and London. BGR brings together some of the most accomplished policy experts, public opinion influencers, issue advocates and business transaction allies.

BGR's long-standing experience in advising government leaders and top business executives combined with our media contacts, issue expertise and knowledge of senior policy-makers in the U.S. Congress, the White House and across the country has allowed us to be a forceful and effective advocate on behalf of our clients. In its March 2015 report, Bloomberg Government ranked BGR Government Affairs as one of the top performing lobbying firms in the United States.

BGR clients include Fortune 500 companies, trade associations, non-profit organizations, academic institutions, hospitals, health care providers, and foreign, state and local governments. Our commitment to zealously advocating for our clients and delivering results has led to our consistent ranking as one of the top lobbying firms in Washington.

Scope of Work:

BGR GOVERNMENT AFFAIRS BGR PUBLIC RELATIONS BGR CAPITAL & TRADE
BGRGABARA
The Homer Building• Eleventh Floor South • 601 Thirteenth Street, NW• Washington , DC 20005 Phone: (202) 333-4936  • Fax: (202) 833-9392

www.bgrdc.com

We understand that our mission is to assist X Rail Enterprises, Inc. with the following: i) obtain charter approval from Amtrak to reestablish the train route between Las Vegas and southern California as a charter excursion train; ii) support X Train officials when needed to reach an agreement  with Burlington Northern Santa  Fe (BNSF) officials that  will enable  X Rail Enterprises, Inc. to operate the service on BNSF' s and Union Pacific' s existing t racks ; and iii ) work with Congress, Amtrak officials, Department of Transportation, Nevada and California state government officials and other relevant parties such as BNSF, to obtain approval for X Rail Enterprises , Inc. to secure a long term charter agreement to run its charter service between Los Angeles and Las Vegas, as well as building out the infrastructure to support this new charter which would include a permanent t rain station in Las Vegas as well as a 500 unit timeshare tower for the company ' s clients.

Phase 1: BGR will develop and implement an action plan that will expedite Amtrak to review and approve X Rail Enterprises, Inc. existing application for charter service. BGR will promote X Rail Enterprises , Inc. as a model public private partnership opportunity to  work  together  to provide a service that will have a positive impact on the Nevada and Southern  California economies, and financially  benefit  Amtrak  and the  federal government .

We will utilize our extensive network of relationships in Congress, the Administration and with state governors and lawmakers to help X Rail Enterprises, Inc. build stronger  long-term relationships and support for reconnecting passenger train service from southern California to Las Vegas. BGR will monitor and assess legislation and government activity and provide guidance to X Rail Enterprises, Inc. through each stage of the process. Specifically we will conduct outreach efforts with:

•	Southern California Congressional Delegation
•	Nevada Congressional Delegation
•	House Transportation and Infrastructure Committee
•	Senate Commerce Committee
•	Amtrak
•	Department of Transportation
•	House Appropriations - Transportation, HUD & Related Agencies
•	Senate Appropriations - Transportation , HUD & Related Agencies

Phase 2: BGR will work to secure  a multiyear  contract  from  Amtrak  to  run  roughly 8 charters per  year based on a schedule  of  events and times which  X Rail Enterprises, Inc. would provide to Amtrak . Additionally, BGR will play a critical role in gathering political support for building a permanent train station in Las Vegas as well as a 500 unit timeshare tower "The X" for clients.

BGR GOVERNMENT AFFAIRS BGR PUBLIC RELATIONS BGR CAPITAL &TRADE
BGRGABARA
The Homer Building • Eleventh Floor South • 601Thirteenth Street, N\'1/ • Washington, DC 20005 Phone: (202) 333-4936 • Fax:  (202) 833-9392

 www.bgrdc.com

As X Train looks to become a licensed casino host, BGR will provide political support to explore additional opportunities to enhance the company's offerings.

We plan to engage members of Congress favorable to improving America's infrastructure and transportation systems, particularly the rail system. We will be targeting and doing outreach to California and Nevada Congressional delegations, key members of the House and Senate Transportation Committees who have jurisdiction on appropriations & authorization, the Administration, the Department of Transportation, and Amtrak officials. We believe it is important for X Rail Enterprises, Inc. to have a strong network of advocates at the state and local level. BGR has strong ties within the Nevada and California state governments and we will utilize these relationships to compliment our efforts in Washington. Finally, if there are third party allies that can be useful in this effort, BGR will work with X Train Vegas to engage and enlist them to support the initiative.

We will arrange meetings in Washington for visiting X Rail Enterprises, Inc. executives on Capitol Hill and with the Executive Branch as needed. BGR places a high priority on face-to- face meetings as these provide opportunities for X Rail Enterprises, Inc. executives to personally engage Washington leaders and strengthen existing relationships.  In addition, these meetings afford the decision-makers a personal perspective. Further, we believe that on-sit e member and Congressional staff visits to X Rail Enterprises, Inc.' facility can serve as a valuable tool to illustrate this project's positive impact on the local economies. BGR has vast experience in coordinating such delegation visits and we will facilitate these visits if desired.

BGRTeam:
All of the resources of our firm will be available to you as we undertake this work, but we typically designate a team of professionals who will concentrate on your initiatives. BGR Principals' Jonathan Mantz, Erskine Wells, and Loren Monroe will lead BGR's effort s; however all of BGR's Principals will be ready and available to work on X Rail Enterprises, Inc. behalf.

Professional Fees for Government Affairs Services & Expenses:

Phase 1: In consideration for the proposed services outlined above, X Rail Enterprises, Inc. would agree to pay BGR a monthly professional fee of $10,000 for services provided for the first phase of getting Amtrak to prioritize X Train's charter service and approve it.  Upon approval of a charter agreement with Amtrak, BGR would be issued a 2% equity interest in X Rail Enterprises, INC (OTC: XREE) in restricted 144 stock. Restrictions on the awarded stock would be subject to the rules set by the SEC which are a one year restriction on non-reporting companies and a six month period for fully reporting companies. X Rail Enterprises, Inc. would provide piggyback registration rights to BGR on the next S-1 underwriting filed with the SEC an d subject to the underwriter' s allocation of registered shares .

BGR GOVERNMENT AFFAIRS	The Homer Building • Eleventh Floor South • 601 Thirteenth Street, NW • Washington, DC 20005 BGR PUBLIC RELATIONSPhone: (2 0 2) 333 - 4936 • F ax: (202) 83 3-9 392
BGR CAPITAL & TRADE
BGR GABA RA www.bgrdc.com

Phase 2: After the successful execution of phase one, the monthly professional fee would increase to $15,000. Upon Amtrak's approval of securing a multiyear contract to run several charters per year based on a schedule of special events and times which X Rail Enterprises, Inc. would provide, BGR would receive an additional 1% equity interest in the company  which would be awarded in restricted stock. The additional shares awarded BGR will have the same registration provisions as the Phase 1 award above.

BGR would have a total ownership stake of 3% interest in the X Rail Enterprises, Inc. The valuation of the company and valuation  date  would  need  to  be  mutually  agreed  upon,  and such  an  agreement  would be reduced into writing as an addendum  to  the contract

X Rail Enterprises, Inc. would also agree to reimburse BGR for ordinary and out-of-pocket expenses, including items such as telecommunications services, printing, photocopying, local transportation and other incidental expenses. Traditionally, BGR is reimbursed for the cost of non-local transportation and meals; however, these activities would be authorized by X Rail Enterprises, Inc. in advance.

The Company understands and acknowledges that to the extent that such payments are barred by law and pursuant to 30 U.S.C. §1352, BGR's fee shall not be paid from funds obtained through the federal government.

Indemnification: The Company agrees that neither BGR d/b/a BGR Group nor any of its employees, directors, agents, representatives or  controlling  persons  shall  have  any liability  to the Company, its employees, directors, shareholders, officers, representatives , or controlling persons or third parties arising out of or related to  the  terms or  provisions  of  this Agreement.  The Company further agrees that  it  will  indemnify ,  defend  and  hold  harmless  BGR,  its directors, officers, agents and employees from and against any and all liabilities, claims, losses, judgments, damages and/or expenses (including  reasonable  attorneys'  fees and  expenses  as well as settlement costs)  that  occur  during  or  arising  out  of  the  performance  of  this Agreement. In the event that a court enters judgment against BGR related to the  term s or provisions of this Agreement , the Company agrees that the total liability of BGR shall , under no circumstances , exceed the fees paid by the Company  in  the  three  months  preceding  such claim.

BGR GOVERNMENT AFFAIRS BGR PUBLIC RELATIONS BGR CAPITAL & TRADE
BGRGABARA
The Homer Building • Eleventh F1oo r South • 601 Thirteenth Street, NW • Washington, D C 20005 Phone: (202) 333 - 4936  •  Fax: (202) 833-9392

www.bgrdc.com

Attorneys Fees: In the event that litigation or other proceedings arise regarding this engagement and BGR is subpoenaed or otherwise requested to testify, disclose documents and materials or otherwise contribute to such proceeding, the Company agrees to  pay  for BGR's reasonable attorney's fees and costs irrespective of whether BGR is a named party to such litigation. BGR shall have the right to designate and to choose its own counsel. BGR shall inform Company of any such issue, to the extent legally permissible, promptly. This paragraph shall survive the termination of this Agreement.

Renewal & Extension: This Agreement may be renewed and extended upon notice by either party to the other and upon agreement of both, beyond the set termination date for a month- to-month basis commencing on the first day following the previous contractual termination date. Terms and Scope of Work will remain materially and substantively the same as before, unless otherwise agreed to by the parties in writing.

Confidentiality: BGR recognizes that in the course of our representation, we could become aware of information, practices or policies, which you wish kept confidential. BGR agrees to maintain that confidentiality and will not disclose to any outside party the information either during the period of the Agreement or afterwards, to the extent permitted by law.

Entire Understanding: This Agreement supersedes all prior agreements and negotiations between the Parties hereto and contains the entire understanding between the Parties hereto relating to the services of BGR or the subject matter hereof.

Please sign this Agreement and return at your earliest convenience. We look forward to working on your behalf.

BGR Government Affairs, LLC
/s/ Lanny Griffith
CEO                          X Rail Enterprises, Inc.
/s/Michael Barron
CEO

Date: 3/1/16 Date: 3/1/16

BGR GOVERNMENT AFFAIRS BGR PUBLIC RELATIONS BGR CAPITAL &TRADE
BGRGABARA

The Homer Building• Eleventh Floor South • 601 Thirteenth Street, NW • Washington, DC  20005 Pho ne: (202) 333-4936 • Fax: (202) 833-9392

www.bgrdc.com